UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2013

StoneMor Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32270	80-0103159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Veterans Highway, Suite B, Levittown, PA 19056

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (215) 826-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On June 11, 2013, StoneMor Operating LLC (the “Operating Company”), Cornerstone Family Services of West Virginia Subsidiary, Inc. (“Cornerstone Co.”) and Osiris Holding of Maryland Subsidiary, Inc. (“Osiris Co.”, and together with the Operating Company and Cornerstone Co., the “2017 Notes Issuers”), each of which is a subsidiary of StoneMor Partners L.P. (the “Partnership”), issued a notice of redemption (the “Notice of Redemption”) to redeem all of the remaining outstanding 10.25% Senior Notes due 2017 (the “2017 Senior Notes”), pursuant to redemption provisions set forth in the Indenture, dated as of November 24, 2009, as amended and supplemented (the “Indenture”), by and among the 2017 Note Issuers, the Partnership, the other guarantors named therein and Wilmington Trust, National Association, as successor trustee by merger to Wilmington Trust FSB (the “Trustee”), at a price of 100% of the principal amount of the 2017 Senior Notes, plus the Applicable Premium (as defined in the Indenture) equal to 9.554% , together with accrued and unpaid interest to, but not including, June 14, 2013 (the “Redemption Date”).

In connection with the issuance of the Notice of Redemption, the 2017 Notes Issuers will deposit with the Trustee the full redemption price (including accrued and unpaid interest) of approximately $18.9 million, and the Indenture will be satisfied and discharged in accordance with its terms, effective the Redemption Date.

The Trustee also acts as a trustee under an indenture governing the 7 7/8% Senior Notes due 2021, dated May 28, 2013, by and among the Partnership and Cornerstone Co., as issuers, certain subsidiaries of the Partnership, as guarantors, and the Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC
its general partner

By:	/s/ Timothy K. Yost
Name:	Timothy K. Yost
Title:	Chief Financial Officer

Date: June 11, 2013